Exhibit 99.1

GAP INC. REPORTS STRONG SECOND QUARTER RESULTS AND
REVISES FISCAL YEAR 2013 OUTLOOK UPWARD

•	Second Quarter Earnings Per Share of $0.64, a 31 Percent Increase Over Last Year

•	Increase in Full Year Earnings per Share Guidance to $2.57 to $2.65, from $2.52 to $2.60

•	Net Sales Up 8 Percent in the Second Quarter; Up 10 Percent on a Constant Currency Basis

•	Comparable Sales Up 5 Percent for the Second Quarter

SAN FRANCISCO - August 22, 2013 - Gap Inc. (NYSE:GPS) today reported that second quarter diluted earnings per share increased to $0.64, compared with $0.49 last year. Given its progress year-to-date, the company raised its estimate for fiscal year 2013 diluted earnings per share to be in the range of $2.57 to $2.65.

“We delivered strength in both our top and bottom lines this quarter,” said Glenn Murphy, chairman and chief executive officer of Gap Inc. “As we move into the second half of the year, we remain focused on growing revenue and driving continued momentum across our portfolio of brands.”

Positive customer response to our assortments drove net sales for the second quarter, which ended August 3, 2013, to increase 8 percent to $3.87 billion compared with $3.58 billion for the second quarter last year. Net sales increased 10 percent on a constant currency basis. In calculating net sales growth on a constant currency basis, current year foreign exchange rates are applied to both current year and prior year net sales.  This is done to enhance the visibility of underlying business trends, excluding the impact of foreign currency exchange rate fluctuations.

Due to the 53rd week in fiscal year 2012, comparable sales for the second quarter of fiscal year 2013 are compared with the 13-week period ended August 4, 2012. On this basis, the company's second quarter comparable sales increased 5 percent compared with a 4 percent increase in the second quarter last year.

Second Quarter 2013 Financial and Business Highlights

•	Positive 5 percent comparable sales versus positive 4 percent last year, driven by strength in its largest global brands: Gap and Old Navy.

•	Second quarter gross margin increased 60 basis points to 40.5 percent; operating margin expanded by 160 basis points to 13.5 percent.

•	Net earnings were up $60 million, or 25 percent compared with the second quarter last year.

•
The company announced its intention to increase its annual dividend per share from $0.60 to $0.80 beginning in the third quarter of 2013. This represents a 60 percent increase over the fiscal 2012 dividend per share of $0.50.

•
In line with its strategy to expand Old Navy internationally, today the company is announcing plans to open the brand's first store in Shanghai and launch an Old Navy e-commerce site in China in the first half of 2014. In addition, the company ended the quarter with 10 Old Navy stores in Japan, on pace to open 15 to 20 stores for the year.

•
The company continued to expand its Gap store base in mainland China, opening 6 additional stores, for a total of 55 stores. In addition, today the company is announcing its intention to bring its Gap brand to Taiwan with its first store opening in the first half of 2014, along with a Gap e-commerce site.

•	Gap Inc. opened 6 Athleta stores in the second quarter, for a total of 46 stores open to date, and the brand is on pace to end fiscal 2013 with about 65 stores.

•
The company continued to build upon its online success with 27 percent online sales growth in the quarter, in part driven by its industry-leading omni-channel platform for consumers, inclusive of ship-from-store, find-in-store and reserve-in-store capabilities.

Second Quarter Comparable Sales Results

Comparable sales by global brand for the second quarter of fiscal year 2013 were as follows:

•	Gap Global: positive 6 percent versus positive 3 percent last year

•	Banana Republic Global: negative 1 percent versus positive 6 percent last year

•	Old Navy Global: positive 6 percent versus positive 3 percent last year

Net Sales Results

The following table details the company’s second quarter net sales:

($ in millions)	Gap Global	Old Navy Global	Banana Republic Global	Other (2)	Total	Percentage of Net Sales
Quarter Ended August 3, 2013
U.S. (1)	$894	$1,406	$566	$170	$3,036	79%
Canada	96	115	54	1	266	7%
Europe	188	—	22	—	210	5%
Asia	254	19	38	—	311	8%
Other regions	39	—	6	—	45	1%
Total	$1,471	$1,540	$686	$171	$3,868	100%
($ in millions)	Gap Global	Old Navy Global	Banana Republic Global	Other (2)	Total	Percentage of Net Sales
Quarter Ended July 28, 2012
U.S. (1)	$840	$1,283	$560	$100	$2,783	78%
Canada	83	106	52	—	241	7%
Europe	176	—	21	—	197	5%
Asia	265	2	42	—	309	9%
Other regions	40	—	5	—	45	1%
Total	$1,404	$1,391	$680	$100	$3,575	100%

(1)	U.S. includes the United States, Puerto Rico, and Guam.

(2)	Includes Piperlime, Athleta, and fiscal year 2013 includes Intermix.

Total online sales were $466 million and $367 million for the thirteen weeks ended August 3, 2013 and July 28, 2012, respectively.

Additional Second Quarter Results and 2013 Outlook

Earnings per Share
Second quarter diluted earnings per share of $0.64 increased 31 percent compared with $0.49 for the second quarter last year. Given its progress to date, the company raised its estimate for full year 2013 diluted earnings per share to be in the range of $2.57 to $2.65.

Depreciation and Amortization
The company continues to expect depreciation and amortization expense, net of amortization of lease incentives, for fiscal year 2013 to be about $475 million.

Operating Expenses
Second quarter operating expenses were $1 billion, up $44 million compared with the second quarter of last year.

Marketing expenses for the quarter were $148 million, up $1 million compared with the second quarter of last year.

Operating Margin
The company's operating margin was 13.5 percent in the second quarter versus 11.9 percent last year.

The company continues to expect that operating margin for fiscal year 2013 will be about 13 percent.

Effective Tax Rate
The effective tax rate was 39.8 percent for the second quarter of fiscal year 2013. The company continues to expect its full year tax rate to be about 39 percent in fiscal year 2013.

Inventory
On a year-over-year basis, inventory dollars per store were up 6 percent at the end of the second quarter of fiscal year 2013.

The company expects inventory dollars per store to be up in the mid-single digits at the end of the third quarter of fiscal year 2013 compared with the third quarter last year.

Cash and Cash Equivalents
The company ended the second quarter of fiscal year 2013 with $1.9 billion in cash and cash equivalents. Year-to-date free cash flow, defined as net cash provided by operating activities less purchases of property and equipment, was an inflow of $542 million compared with an inflow of $673 million last year. Please see the reconciliation of free cash flow, a non-GAAP financial measure, from the GAAP financial measure in the tables at the end of this press release.

Share Repurchases
Second quarter share repurchases were $27 million and the company ended the second quarter of fiscal year 2013 with 468 million shares outstanding.

Dividends
The company paid a dividend of $0.15 per share during the second quarter of fiscal year 2013. Reinforcing its commitment to returning cash to shareholders, the company announced today its intention to increase its annual dividend, beginning in the third quarter of 2013, from $0.60 per share to $0.80 per share. This represents a 60 percent increase over the fiscal 2012 dividend per share of $0.50.

Capital Expenditures
Fiscal year-to-date, capital expenditures were $315 million.

For fiscal year 2013, the company continues to expect capital spending to be approximately $675 million in support of its outlined strategies.

Real Estate
The company ended the second quarter of fiscal year 2013 with a total of 3,444 store locations, 3,106 of which were company-operated.

During the second quarter of fiscal year 2013, the company opened 34 and closed 33 company-operated stores. Square footage of company-operated stores was flat compared with the second quarter of fiscal year 2012.

In fiscal year 2013, the company expects to open about 160 company-operated stores, focused on Athleta, Gap China, Old Navy Japan, and global outlet stores. The company expects that it will close about 80 company-operated stores. The closures are weighted towards Gap North America, consistent with the company's previously stated strategy. Given its focus on growing through new channels and geographies, the company continues to expect square footage to increase about 1 percent in fiscal year 2013.

Store count, openings, closings, and square footage for our stores are as follows:

	13 Weeks Ended August 3, 2013
	Store Locations Beginning of Q2	Store Locations Opened	Store Locations Closed	Store Locations End of Q2	Square Feet (millions)

Gap North America	983	8	22	969	10.1
Gap Europe	198	—	2	196	1.7
Gap Asia	196	6	—	202	2.0
Old Navy North America	1,005	5	7	1,003	17.3
Old Navy Asia	10	—	—	10	0.2
Banana Republic North America	589	5	1	593	4.9
Banana Republic Asia	41	1	—	42	0.2
Banana Republic Europe	10	—	—	10	0.1
Athleta North America	40	6	—	46	0.2
Piperlime North America	1	—	—	1	—
Intermix North America	32	3	1	34	0.1
Company-operated stores total	3,105	34	33	3,106	36.8
Franchise	323	15	—	338	N/A
Total	3,428	49	33	3,444	36.8

Webcast and Conference Call Information

Katrina O'Connell, vice president of Corporate Finance and Investor Relations at Gap Inc., will host a summary of the company's second quarter fiscal year 2013 results during a conference call and webcast at approximately 2:00 p.m. Pacific Time today. Ms. O'Connell will be joined by Glenn Murphy, Gap Inc. chairman and chief executive officer, and Sabrina Simmons, Gap Inc. chief financial officer.

The conference call can be accessed by calling 1-855-5000-GPS or 1-855-500-0477 (participant passcode: 7045156). International callers may dial 913-643-0954. The webcast can be accessed at www.gapinc.com.

August Sales

The company will report August sales on September 5, 2013.

Forward-Looking Statements

This press release and related conference call and webcast contain forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “project,” and similar expressions also identify forward-looking statements. Forward-looking statements include statements regarding the following:

•	earnings per share for fiscal year 2013;

•	driving growth and performance;

•	future dividends per share;

•	international expansion, including Old Navy in China and Japan, and Gap stores in Taiwan;

•	additional Athleta stores;

•	online expansion;

•	depreciation and amortization for fiscal year 2013;

•	operating margin for fiscal year 2013;

•	effective tax rate for fiscal year 2013;

•	inventory dollars per store at the end of the third quarter of fiscal year 2013

•	capital expenditures for fiscal year 2013;

•	store openings and closings for fiscal year 2013, and weightings by channel;

•	real estate square footage for fiscal year 2013;

•	impact of foreign exchange rates;

•	impact of calendar shifts;

•	spread between total sales and comparable sales;

•	gaining market share.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause the company's actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the following:

•	the risk that additional information may arise during the company's close process or as a result of subsequent events that would require the company to make adjustments to the financial information;

•	the risk that adoption of new accounting pronouncements will impact future results;

•	the risk that changes in general economic conditions or consumer spending patterns could adversely impact the company's results of operations;

•	the highly competitive nature of the company's business in the United States and internationally;

•	the risk that the company or its franchisees will be unsuccessful in gauging apparel trends and changing consumer preferences;

•
the risk to the company's business associated with global sourcing and manufacturing, including sourcing costs, events causing disruptions in product shipment, or an inability to secure sufficient manufacturing capacity;

•
the risk that the company's franchisees will be unable to successfully open, operate, and grow their franchised stores in a manner consistent with the company's requirements regarding its brand identities and customer experience standards;

•
the risk that the company or its franchisees will be unsuccessful in identifying, negotiating, and securing new store locations and renewing, modifying or terminating leases for existing store locations effectively;

•	the risk that comparable sales and margins will experience fluctuations;

•
the risk that changes in the company's credit profile or deterioration in market conditions may limit its access to the capital markets and adversely impact its financial results or business initiatives;

•	the risk that trade matters could increase the cost or reduce the supply of apparel available to the company and adversely affect its business, financial condition, and results of operations;

•	the risk that updates or changes to the company's information technology (“IT”) systems may disrupt its operations;

•	the risk that actual or anticipated cyber attacks, and other cybersecurity risks, may cause the company to incur increasing costs;

•	the risk that natural disasters, public health crises, political crises, or other catastrophic events could adversely affect the company's operations and financial results;

•
the risk that acts or omissions by the company's third-party vendors, including a failure to comply with the company's code of vendor conduct, could have a negative impact on its reputation or operations;

•	the risk that the company does not repurchase some or all of the shares it anticipates purchasing pursuant to its repurchase program;

•	the risk that the company will not be successful in defending various proceedings, lawsuits, disputes, claims, and audits; and

•	the risk that changes in the regulatory or administrative landscape could adversely affect the company's financial condition, strategies, and results of operations.

Additional information regarding factors that could cause results to differ can be found in the company's Annual Report on Form 10-K for the fiscal year ended February 2, 2013, as well as the company's subsequent filings with the Securities and Exchange Commission.

These forward-looking statements are based on information as of August 22, 2013. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

About Gap Inc.

Gap Inc. is a leading global retailer offering clothing, accessories, and personal care products for men, women, children, and babies under the Gap, Banana Republic, Old Navy, Piperlime, Athleta, and Intermix brands. Fiscal year 2012 net sales were $15.7 billion. Gap Inc. products are available for purchase in more than 90 countries worldwide through about 3,100 company-operated stores, over 300 franchise stores, and e-commerce sites. For more information, please visit www.gapinc.com.

Investor Relations Contact:
David Davick
(415) 427-2164
Investor_relations@gap.com

Media Relations Contact:
Kari Shellhorn
(415) 427-1805
Press@gap.com

The Gap, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
UNAUDITED

($ in millions)	August 3, 2013	July 28, 2012
ASSETS
Current assets:
Cash, cash equivalents, and short-term investments	$1,925	$2,114
Merchandise inventory	1,837	1,668
Other current assets	824	758
Total current assets	4,586	4,540
Property and equipment, net	2,646	2,521
Other long-term assets	688	600
Total assets	$7,920	$7,661

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current maturities of debt	$—	$48
Accounts payable	1,227	1,201
Accrued expenses and other current liabilities	994	977
Income taxes payable	57	12
Total current liabilities	2,278	2,238
Long-term liabilities:
Long-term debt	1,247	1,566
Lease incentives and other long-term liabilities	937	959
Total long-term liabilities	2,184	2,525
Total stockholders' equity	3,458	2,898
Total liabilities and stockholders' equity	$7,920	$7,661

The Gap, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
UNAUDITED

	13 Weeks Ended		26 Weeks Ended
($ and shares in millions except per share amounts)	August 3, 2013	July 28, 2012	August 3, 2013	July 28, 2012
Net sales	$3,868	$3,575	$7,597	$7,062
Cost of goods sold and occupancy expenses	2,301	2,148	4,486	4,260
Gross profit	1,567	1,427	3,111	2,802
Operating expenses	1,046	1,002	2,060	1,982
Operating income	521	425	1,051	820
Interest, net	18	20	18	42
Income before income taxes	503	405	1,033	778
Income taxes	200	162	397	302
Net income	$303	$243	$636	$476
Weighted-average number of shares - basic	468	486	466	487
Weighted-average number of shares - diluted	473	491	472	493
Earnings per share - basic	$0.65	$0.50	$1.36	$0.98
Earnings per share - diluted	$0.64	$0.49	$1.35	$0.97

The Gap, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
UNAUDITED

	26 Weeks Ended
($ in millions)	August 3, 2013	July 28, 2012
Cash flows from operating activities:
Net income	$636	$476
Depreciation and amortization (a)	235	245
Change in merchandise inventory	(90)	(56)
Other, net	76	305
Net cash provided by operating activities	857	970
Cash flows from investing activities:
Purchases of property and equipment	(315)	(297)
Purchases of short-term investments	—	(125)
Maturities of short-term investments	50	50
Other	(4)	(6)
Net cash used for investing activities	(269)	(378)
Cash flows from financing activities:
Payments of short-term debt	—	(11)
Payments of long-term debt	—	(40)
Proceeds from issuances under share-based compensation plans, net of withholding tax payments	73	91
Repurchases of common stock	(85)	(369)
Excess tax benefit from exercise of stock options and vesting of stock units	48	17
Cash dividends paid	(140)	(121)
Other	(1)	—
Net cash used for financing activities	(105)	(433)
Effect of foreign exchange rate fluctuations on cash and cash equivalents	(18)	(5)
Net increase in cash and cash equivalents	465	154
Cash and cash equivalents at beginning of period	1,460	1,885
Cash and cash equivalents at end of period	$1,925	$2,039
(a) Depreciation and amortization is net of amortization of lease incentives.

The Gap, Inc.
SEC REGULATION G
UNAUDITED

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

	26 Weeks Ended
($ in millions)	August 3, 2013	July 28, 2012
Net cash provided by operating activities	$857	$970
Less: purchases of property and equipment	(315)	(297)
Free cash flow (a)	$542	$673
__________
(a) Free cash flow is a non-GAAP financial measure. We believe free cash flow is an important metric because it represents a measure of how much cash a company has available for discretionary and non-discretionary items after the deduction of capital expenditures, as we require regular capital expenditures to build and maintain stores and purchase new equipment to improve our business. We use this metric internally, as we believe our sustained ability to generate free cash flow is an important driver of value creation. However, this non-GAAP financial measure is not intended to supersede or replace our GAAP results.